Free Writing Prospectus
Dated September 27, 2022
Filed Pursuant to Rule 433
Registration No. 333-267071

On September 27, 2022, Eargo, Inc. (“Eargo” or the “Company”) began using a voice message recorded by Christian Gormsen, Eargo’s President and Chief Executive Officer, in proxy solicitation calls made to stockholders in connection with Eargo’s 2022 Annual Meeting of Stockholders. A transcript of the voice message can be found below.

Hi, I’m Christian Gormsen, CEO of Eargo. I am calling to urge that you vote FOR Proposals Five and Six, ahead of our October 12th Annual Meeting.

We recently closed a convertible debt financing. Under the terms of that debt, we must complete a rights offering by December 24 in order to repay or convert the debt.

In order to complete the rights offering, stockholders must approve Proposals Five and Six.

If the Company does not receive a majority vote for these proposals, we will be unable to complete the rights offering and we will be in default under the terms of the debt. In that scenario, our creditor could begin seizing the company’s assets and stockholders would likely lose all or substantially all of their investment in our stock. We need stockholders to vote FOR proposals five and six to help ensure this does not happen.

For assistance with voting your shares you can call Morrow Sodali, our proxy solicitor, at (877) 787-9239.

On September 27, 2022, Morrow Sodali, Eargo’s proxy solicitor, began using the below transcript in proxy solicitation calls made to stockholders in connection with Eargo’s 2022 Annual Meeting.

YOU ARE BEING REACHED BY MORROW SODALI, THE PROXY SOLICITOR FOR EARGO, INC., ON BEHALF OF THE BOARD OF DIRECTORS OF EARGO. THIS IS A REMINDER THAT YOUR VOTE ON THE BOARD’S PROPOSALS FOR THE 2022 ANNUAL MEETING IS OF CRITICAL IMPORTANCE.

IN PARTICULAR, PROPOSALS 5 AND 6 MUST EACH BE APPROVED IN ORDER FOR EARGO TO COMPLY WITH ITS DEBT OBLIGATIONS TO PATIENT SQUARE CAPITAL. IF PROPOSALS 5 AND 6 ARE NOT APPROVED, EARGO MAY DEFAULT ON ITS DEBT AND STOCKHOLDERS MAY LOSE SUBSTANTIALLY ALL OF THEIR INVESTMENT. THE BOARD URGES YOU TO VOTE FOR PROPOSALS 5 AND 6.

YOU MAY VOTE ONLINE OR BY TELEPHONE, BY FOLLOWING THE INSTRUCTIONS ON YOUR VOTING INSTRUCTION FORM PROVIDED TO YOU BY YOUR BROKER.

IF YOU HAVE ANY QUESTIONS REGARDING THE BOARD’S PROPOSALS, WE URGE YOU TO VISIT EARGO’S INVESTOR RELATIONS WEBSITE AT IR.EARGO.COM AND CLICK ON THE TAB TITLED “YOUR VOTE IS NEEDED.”

IF YOU HAVE MISPLACED YOUR VOTING MATERIALS OR WOULD LIKE TO CAST YOUR VOTE OVER THE TELEPHONE, PLEASE CALL 1 (877) 787-9239. AGAIN THAT IS 1 (877) 787-9239. OUR OPERATORS WILL BE ABLE TO ASSIST YOU WEEKDAYS FROM THE HOURS OF 9 AM TO 7 PM, EASTERN TIME.

THANK YOU FOR YOUR PROMPT ATTENTION ON THIS IMPORTANT MATTER.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements other than statements of historical fact contained in this communication are forward-looking statements, including statements regarding the investment by Patient Square Capital, including the conversion of the notes, the terms of the anticipated rights offering, including the timing of the anticipated rights offering, or if it will occur at all, stockholder participation in the offering and the results of certain related proposals to be voted on by stockholders.  Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that could cause actual results and events to differ materially from those anticipated, including, but not limited to, risks and uncertainties related to the conversion of the notes issued pursuant to the Patient Square Capital investment; the timing of the anticipated rights offering, or if it will occur at all, stockholder participation in the offering and the results of certain related proposals to be voted on by stockholders.  These and other risks are described in greater detail under the section titled “Risk Factors” contained in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the U.S. Securities and Exchange Commission (the “SEC”).  Any forward-looking statements in this communication are made pursuant to the Private Securities Litigation Reform Act of 1995, as amended, are based on current expectations, forecasts and assumptions, and speak only as of the date of this communication.  Except as required by law, the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information and Where to Find It

The Company has filed a definitive proxy statement (as amended, the “Definitive Proxy Statement”) with the SEC for the Annual Meeting to which this communication relates and has mailed the Definitive Proxy Statement and other proxy solicitation materials to record holders as of September 6, 2022.  Before you vote, you should read the Definitive Proxy Statement and other documents the Company has filed with the SEC for more complete information about the Company, the 2022 Annual Meeting and the proposals to be voted on. The Company has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering.   You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you may obtain copies of the Definitive Proxy Statement and the other proxy solicitation materials, including a replacement proxy card, as well as the prospectus, by contacting Morrow Sodali, the Company’s proxy solicitor and the information agent for the offering, at:

Morrow Sodali LLC
333 Ludlow Street
5th Floor, South Tower
Stamford, Connecticut 06902
Individuals call toll-free: (800) 662-5200
Banks and Brokerage Firms, please call (203) 658-9400
E-mail: EAR.info@investor.morrowsodali.com

Participants in the Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of the Company’s common stock in respect of the proposals to be voted on by stockholders at the Company’s Annual Meeting. Information about the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is set forth in the Definitive Proxy Statement for the Annual Meeting, which was filed with the SEC on September 13, 2022, and in other documents filed by the Company, including on behalf of such individuals, with the SEC.

No Offer or Solicitation

This communication shall not constitute (i) a solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed rights offering or (ii) an offer, nor a solicitation of an offer, of the sale or purchase of securities, nor shall any securities of the Company be offered or sold in any jurisdiction in which such an offer, solicitation or sale would be unlawful. It is an outline of matters for discussion only.  Neither the SEC nor any state securities commission has approved or disapproved of the transactions contemplated hereby or determined if this document is truthful or complete. Any representation to the contrary is a criminal offense.  In connection with the proposed rights offering transaction discussed herein and the stockholder votes related thereto, a registration statement on Form S-1 (File No. 333-267071) (the “Registration Statement”) was filed with the SEC on August 25, 2022 and the Definitive Proxy Statement related to the Company’s 2022 Annual Meeting of Stockholders to be held on October 12, 2022 was filed with the SEC on September 13, 2022.  The Company intends to file other relevant materials with the SEC in connection with the proposals to be voted on by the stockholders.  Stockholders of the Company are urged to read the Registration Statement and the documents incorporated by reference therein and the Definitive Proxy Statement before making any voting or investment decision with respect to the stockholder proposals and the proposed rights offering, respectively, because they will contain important information regarding such proposals and the proposed rights offering transaction.  You should not construe the contents of this communication as legal, tax, accounting or investment advice or a recommendation.  You should consult your own counsel and tax and financial advisors as to legal and related matters concerning the matters described herein.